UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MIKRON INFRARED, INC.

(Name of Registrant as Specified in its Charter)

MIKRON INFRARED, INC.

(Name of Person(s) Filing Proxy Statement)

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MIKRON INFRARED, INC.
16 Thornton Road
Oakland, New Jersey 07436
(201) 405-0900

April 3, 2006

Dear Shareholder:

       Mikron's 2006 Annual Shareholders' Meeting will be held on May 3, 2006 at our offices located at 16 Thornton Road, Oakland, New Jersey, and we look forward to your attendance either in person or by proxy.

       The notice of annual meeting, proxy statement and proxy card from the Board of Directors are enclosed.

       The agenda for this year's annual meeting includes the annual election of directors and a proposal to ratify the appointment of our independent public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of director nominees and FOR ratification of appointment of the independent public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Mikron Investor Relations at (201) 405-0900. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer and Trust Company by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada).

Sincerely yours,

By: GERALD D. POSNER
Chief Executive Officer

NOTICE OF ANNUAL SHAREHOLDERS' MEETING
May 3, 2006
11:00 A.M. Eastern Time

Dear Shareholder,

       You are cordially invited to attend the 2006 annual meeting of shareholders of Mikron Infrared, Inc. which will be held on May 3, 2006 at Mikron's offices located at 16 Thornton Road, Oakland, New Jersey 07436 at 11:00 AM local time. At the meeting, you will be asked to consider and vote on the following proposals:

1. To elect seven directors, each to hold office for a term of one year or until their respective successors shall have been duly elected or appointed;

2. To ratify the appointment of BDO Seidman, LLP as our independent public accounting firm for the fiscal year ending October 31, 2006; and

3. To transact such other business as may properly come before the meeting.

       These items are more fully described in the following pages, which are made part of this notice. Only shareholders of record on the books of the company at the close of business on March 29, 2006 will be entitled to vote at the annual meeting.

       To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. You may submit your vote by mail, using the proxy card and pre-addressed and stamped return envelope enclosed with this notice, or you may vote your shares in person at the meeting.

       Enclosed are copies of the Annual Report to our Shareholders consisting of a letter from our Chief Executive Officer, our Form 10-KSB for the year ended October 31, 2004 and our Form 10-Q for the quarter ended January 31, 2006.

The Board of Directors,

By: STEVEN D. DREYER,
Secretary

Oakland, New Jersey
April 3, 2004

VOTING

       To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Our shareholders may submit their votes by mail, using the enclosed proxy card. We encourage our shareholders to vote using that method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the annual meeting.

MIKRON INFRARED, INC.
16 Thornton Road
Oakland, New Jersey 07436

PROXY STATEMENT

       The enclosed proxy is solicited by Mikron's Board of Directors for the Annual Shareholders' Meeting to be held at Mikron's offices, 16 Thornton Drive, Oakland, New Jersey, on Monday, May 3, 2006, at 11:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in the “Notice of Annual Shareholders' Meeting” on page 1.

Record Date; Share Ownership and Voting Requirements for
Election of Directors and Adoption of Proposals

       Only shareholders of record on the books of the company at the close of business on March 29, 2006 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on March 29, 2006, the company had 5,588,556 outstanding shares of common stock. Copies of this proxy statement were first available to shareholders on April 3, 2006.

       Our common stock is our only class of voting securities. Each share of Mikron common stock outstanding on the record date will be entitled to one vote on all matters. To be elected, a director must receive a plurality of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote. The term “votes cast” means the sum of all shares voted in favor and against a proposal, but excluding any votes to abstain. The affirmative vote of a majority of the votes cast at the annual meeting by the holders of the outstanding shares of our common stock entitled to vote is required to ratify the selection of the company's independent public accounting firm for fiscal 2006. For the purpose of determining whether matters other than the election of directors have been approved by the shareholders, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by shareholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Solicitation of Proxies

       All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission, email and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common stock held in their names. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Submitting and Revoking Your Proxy

       If you complete and submit your proxy (see “Voting” on page 2), the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors” on page 4; and

•	FOR ratification of the appointment of BDO Seidman, LLP as the company's independent public accounting firm for 2006 set forth in “Proposal 2: Ratification of Selection of Independent Public Accounting Firm” on page 13.

       In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The company has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting or by mail (see “Voting” on page 2), or (2) delivering instructions to the Secretary of the company at 16 Thornton Road, Oakland, New Jersey 07436.

PROPOSAL 1: ELECTION OF DIRECTORS

       Unless otherwise marked, all proxies received will be voted FOR the election of each nominee named in this section. Each current director has been nominated for reelection. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual shareholders' meeting following the 2006 annual meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees. The Board of Directors recommends a vote “FOR” the election of each of the following nominees.

Lawrence C. Karlson 62 years old Director since 2000 Chairman of the Board of the Company Member of the Audit and Compensation Committees	Mr. Karlson, since his retirement in 1993 as Chairman and a director of Spectra-Physics AB, has provided consulting services to a variety of businesses and has acted as a private investor in both mature and development stage companies. In 1983 Mr. Karlson formed Nobel Electronics, an autonomous business unit of AB Bofors, which manufactured instrumentation for the polymer processing and weighing and force measurement and position control industries. Nobel Electronics merged with Pharos AB, a company traded on the Stockholm Stock Exchange, of which Mr. Karlson became President and Chief Executive Officer. As a result of certain consolidation transactions, Mr. Karlson became Chairman and a director of Spectra AB in 1990, whose business focused on niche oriented, high technology companies specializing in lasers, opto-electronic instruments and microwave transmission. Aggregate sales for the Spectra-Physics AB group of companies exceeded $685 million in 1990. Prior to forming Nobel Electronics, Mr. Karlson held various positions with Fisher & Porter Company commencing in 1965 and was appointed President in 1981. Mr. Karlson received a Master degree in Business Administration from the Wharton School at the University of Pennsylvania. Mr. Karlson is also a director of CDI Corp., a New York Stock Exchange listed professional services and outsourcing company.

Gerald D. Posner 57 years old Director since 1999 President and Chief Executive Officer of the Company	Mr. Posner has served as a director, and as President of our company since May 1999. He is the former President and a major shareholder of Electronic Measurements, Inc., a New Jersey based manufacturer of power supplies. Under Mr. Posner's leadership, a successful LBO creating significant investor appreciation was completed in 1998, resulting in the sale of Electronic Measurements, Inc to Siebe, plc. Prior to his involvement at Electronic Measurements, Mr. Posner was President of Eurotherm plc's temperature instrumentation subsidiary in the U.S. Mr. Posner holds a B.S.E.E. degree from Cooper Union and a Master degree in Business Administration from Clark University.
Dennis L. Stoneman 72 years old Director since 1999 Executive Vice President of the Company	Mr. Stoneman joined us as a director and as a Vice President in May 1999. He spent the 14 year period prior to joining us working in various capacities for several U.S. and overseas subsidiaries of Eurotherm plc. Between 1996 until his retirement at the end of 1998, Mr. Stoneman served as Eurotherm's Director of Business Development, primarily concerning himself with the acquisition of companies in the field of instrumentation, controls, solid state relays and AC and DC variable speed motor controls. Between 1993 and 1996, Mr. Stoneman was President of Eurotherm Instrumentation and Controls world-wide where he was in charge of five manufacturing, three research and development, and seven sales operations generating $125 million annually.
Keikhosrow Irani 69 years old Director since 1969 Chief Technical Officer of the Company	Mr. Irani is one of our co-founders and has served as one of our directors since we were organized in 1969. On August 31, 1995 he became President and Chief Executive Officer. On May 17, 1999 he vacated his position as President, and became Chief Technical Officer. Mr. Irani holds the degree of Master of Science in Electrical Engineering from the University of Missouri and is listed as inventor on patents in infrared thermometry.
William J. Eckenrode 70 years old Director since 2000 Chairman of the Audit Committee; Member of the Compensation and Nominating Committees	Mr. Eckenrode retired in 1998 as Vice President of Finance and Administration of Berwind Group, a position he held during the 16 year period that preceded his retirement. Berwind Group is a privately owned investment management company with revenues in excess of one billion dollars. It operates businesses in the industrial, pharmaceutical and real estate sectors. Prior to joining Berwind, Mr. Eckenrode held various management positions with Allis Chalmers Manufacturing Company, U. S. Steel Corp, United Aircraft Corp, SPS Technologies Inc., ITE Imperial Corp., and the Fisher and Porter Company. Mr. Eckenrode holds a Bachelor of Science degree in Economics from Villanova University.
Henry M. Rowan 81 years old Director since 2000 President of Inductotherm Industries Chairman of the Nominating Committee	Mr. Rowan founded (1954) and is currently the President of Inductotherm Industries, located in Rancocas, New Jersey. Inductotherm is a leader in the design and manufacture of equipment for induction melting, heat treating and welding and is comprised of 100 companies pursuing 50 different technologies with customers in 83 countries. Mr. Rowan holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

James L. Hamling 63 years old Director since 2005 CEO of Berwind Group Chairman of the Compensation Committee; Member of the Audit and Nominating Committees	Mr. Hamling has been employed since 1977 by one or more companies within the group of companies owned by Berwind Corporation, a family-owned, private investment management company which began as a coal mining company in 1886. In July 1981, Mr. Hamling was appointed President of Berwind Industrial Product Company, and President and CEO of Berwind Industries in September 1988. In 1996, he became President of Berwind Operating Group and a Trustee and member of the Board of Advisors of Berwind Group. Since 2001, he has served as CEO of the Berwind Group. Mr. Hamling holds a B.A. degree from Aurora University.
Paul A. Kohmescher 54 years old Vice President and Chief Financial Officer	Mr. Kohmescher joined us as our Chief Financial Officer in January 2001. During the two year period which preceded his employment by us, he served as Controller of Area Lighting Research, Inc., a subsidiary of Tyco International. During 1997–1999, Mr. Kohmescher served as Controller, Corporate Secretary and, in 1999, Chief Financial Officer, of Computer Power, Inc., a manufacturer of energy efficient lighting, emergency lighting and power protection systems. Between 1992 and 1997, he was the Executive Director of the National Kitchen and Bath Association, an international trade association. Mr. Kohmescher holds a B.S. Business degree with an Accounting Major from Indiana University, and an M.B.A. degree from DeSales University.

       Except as noted, each nominee has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 8 and is based upon information furnished by the respective individuals.

CORPORATE GOVERNANCE

Independence of Directors

       The applicable rules of the Nasdaq Stock Market require that at least a majority of our directors must be “independent directors” (as that term is defined under those rules and any other applicable law). We have determined that four of our seven directors—Messrs. Eckenrode, Hamling, Karlson and Rowan—meet the standards required of independent directors set forth in the applicable rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market.

Board and Shareholder Meetings; Executive Sessions

       The Board of Directors held five meetings during fiscal 2005. Each director is expected to attend each meeting of the Board and the committees on which he serves. However, it is not our policy to require Board members to attend our annual shareholder meetings. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in fiscal 2005.

       The independent directors meet by themselves in regularly scheduled executive sessions without management directors or executive officers being present. Those executive sessions, which are presided over by the Chairman of the Board, are generally held in conjunction with each Board meeting.

Board Committees and Meetings

       The Board of Directors currently has standing Audit, Compensation and Nominating Committees. The operations of each of those committees are governed by written charters approved by the Board. Links to each committee's current charter are located on the Investor Relations page of the company's website at www.mikroninfrared.com/new/investor.html. The membership requirements contained in the charters of each of our standing committees state that each of the members of those committees must satisfy the director independence standards set forth in the applicable rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market, as such rules may be amended from time to time, and subject to any exceptions authorized under such rules. The members of the committees, each of whom satisfies the applicable director independence standards, are, as follows:

Audit:	Messrs. Eckenrode (Chair), Karlson and Hamling
Compensation:	Messrs. Hamling (Chair), Karlson and Eckenrode
Nominating:	Messrs. Rowan (Chair), Eckenrode and Hamling

       The Audit Committee assists the Board of Directors in its general oversight of the company's financial reporting, internal controls and audit functions. The Board of Directors has determined that William J. Eckenrode, the Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined under applicable SEC regulations. During fiscal 2005, the Audit Committee held eight meetings. For further information, see “Report of the Audit Committee” on page 12.

       The Compensation Committee administers our Amended and Restated Omnibus Stock Incentive Plan, which we will refer to as the Plan from now on in this proxy statement. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of our executive officers. The Compensation Committee held four meetings during fiscal 2005. For further information, see “Report of the Compensation Committee on Executive Compensation” on page 10.

       The Nominating Committee identifies individuals qualified to serve as members of the Board, and makes recommendations to the Board regarding the selection of nominees for election as directors of the company. The Nominating Committee was created in, and did not hold any meetings in, fiscal 2005.

Director Candidates

       The Nominating Committee recommended the director nominees proposed for election as directors. When a vacancy opens on the Board, the Nominating Committee will make an initial assessment of the skills and experience of the current directors in order to determine the particular skills and experience that would be desirable in a new director so as to complement and enhance the combined skills and experience of the existing Board members. The Nominating Committee will then ask Board members and others for recommendations, conduct meetings from time to time to evaluate biographical information and background material relating to potential candidates and interview selected candidates. In considering whether to recommend any particular candidate for inclusion in the Board of Directors' slate of recommended director nominees, the Nominating Committee takes into consideration a number of factors. These factors include a prospective candidate's understanding of and experience regarding manufacturing, finance and marketing. These factors, and others considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends. In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director's past attendance at and participation in meetings and his or her overall contributions to the activities of the Board. During fiscal 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Shareholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates. For information on how to submit a director nominee recommendation and what should be included in and with that submission, see “Other Matters—Shareholder Proposals and Director Nomination Recommendations” at page 14.

Compensation Committee Interlocks and Insider Participation

       All members of the Compensation Committee during fiscal 2005 were independent directors, and none of them were our employees or former employees. During fiscal 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Codes of Ethics

       We have adopted a Code of Ethics for Senior Executive Officers that applies to every employee or officer who holds the office of principal executive officer, principal financial officer, principal accounting officer, treasurer or controller, or any person performing similar functions. We have also adopted a Code of Ethics and Business Conduct that applies to each of our officers, directors and employees, and the officers, directors and employees of each of our subsidiaries. Links to our two ethics codes are located on the Investor Relations page of the company's website at www.mikroninfrared.com/new/investor.html.

Communicating with our Directors

       The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate.

       Shareholders can send communications by mail to Steven D. Dreyer, Esq., Corporate Secretary, Mikron Infrared, Inc., 16 Thornton Drive, Oakland, New Jersey 07436. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, our Corporate Secretary may forward some of that correspondence elsewhere in the company for review and possible response.

DIRECTORS' COMPENSATION

       We have not paid and do not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending Board and Board Committee meetings.

       We grant stock options under the Plan to non-employee directors. During the fiscal year ended October 31, 2001, we issued options under our Plan to each person who was a non-employee director at that time. Each of those options was exercisable for a period of five years at an exercise price of $2.3175. Mr. Karlson's option entitled him to purchase 35,000 shares, and the options granted to Messrs. Rowan and Eckenrode entitled each of them to purchase 25,000 shares. All of those options were exercised in fiscal 2005. During the fiscal year ended October 31, 2004, we issued additional options under our Plan to each person who was a non-employee director at that time. Each of those options entitles the holder to purchase 12,500 shares for a period of five years at an exercise price of $4.36 per share. During the fiscal year ended October 31, 2005 we issued options under our Plan to James L. Hamling. That option entitles him to purchase 25,000 shares for a period of five years at an exercise price of $6.85.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       Set forth below is information concerning the common stock ownership as of March 29, 2006 by (i) each person who we know owns beneficially 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all of our directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares Owned(2)
Keikhosrow Irani	519,384		9.3%
Karen Beck(3)	510,000		9.1%
Gerald D. Posner	379,761		6.8%
Lawrence C. Karlson(4)	127,000	(5)	2.3%
Dennis L. Stoneman	116,584	(6)	2.1%
William Eckenrode(7)	52,500	(5)	1.0%
Henry M. Rowan(8)	37,500		0.7%
James L. Hamling(9)	35,000	(10)	0.6%
Paul A. Kohmescher	0		0.0%
All Officers and Directors as a Group (of 8)	1,267,729	(11)	22.5%

(1)	All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each shareholder is c/o the company, 16 Thornton Road, Oakland, New Jersey.
(2)	Based upon 5,588,556 shares issued and outstanding on March 29, 2006, plus where indicated, shares issuable under outstanding options.
(3)	Ms. Beck's address is Urbanstrasse 41, D-14165 Berlin, Germany.
(4)	Mr. Karlson's address is 2401 Casas de Marbella Drive, Palm Beach Gardens, Florida.
(5)	Includes 12,500 shares of common stock issuable pursuant to an option which may be exercised within 60 days of the date of this Proxy Statement. See, “Executive Compensation—Compensation of Directors.”
(6)	Includes 7,500 shares of common stock issuable pursuant to an option which may be exercised within 60 days of the date of this Proxy Statement. Also includes 46,000 shares jointly owned by Mr. Stoneman and his wife, Eileen, as to which they share all voting and dispositive powers. Does not include any shares owned by any member of Mr. Stoneman's immediate family, either individually or jointly with their respective spouses, and as to which they claim sole or shared (with persons other than Mr. Stoneman) voting and dispositive powers.
(7)	Mr. Eckenrode's address is 123 Sagewood Drive, Malvern, Pennsylvania.
(8)	Mr. Rowan's address is 10 Indel Avenue, Rancocas, New Jersey.
(9)	Mr. Hamling's address is 3000 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania.
(10)	Includes 25,000 shares of common stock issuable pursuant to an option which may be exercised within 60 days of the date of this Proxy Statement.
(11)	Includes the shares issuable within 60 days of this Proxy Statement upon exercise of the options held by Messrs. Stoneman, Karlson, Eckenrode, and Hamling.

STOCK PRICE PERFORMANCE GRAPH

       The performance graph which follows compares the cumulative total shareholder returns on Mikron common stock for the five-year period ended October 31, 2005 with the S&P SmallCap600 Index and a peer group comprised of the Electronic Equipment Manufacturers industry segment of the S&P 600. The graph assumes that the value of our common stock and the value of each Index was $100 on October 31, 2000. This data was furnished by Standard & Poor's Compustat Services, Inc.

   MIKRON INFRARED, INC.

S&P SMALLCAP 600 INDEX

S&P 600 ELECTRONIC

Years Ending

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

$0

$100

$200

$300

$400

Oct05

Oct04

Oct03

Oct02

Oct01

Oct00

Dollars

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

       During Fiscal 1999, the Board established a Compensation Committee to administer the Plan and to develop executive compensation policies and practices which coincide with and enhance Mikron's business plans and strategies. During Fiscal 2005, the Board appointed the undersigned as members of that Committee.

       The company's general compensation philosophy is that total cash compensation should vary with the performance of the company in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of the shareholders.

       The employment agreements that Mikron executed with Messrs. Posner and Stoneman in 1999 provided for sizable grants of options under the Plan which were designed to motivate these key executives to propel Mikron to generate much higher levels of revenues and earnings through growth and expansion. Those options, as amended during fiscal 2001, entitled each of Messrs. Posner and Stoneman to purchase 171,428 shares of common stock at $1.00 per share, and absolutely vested on May 15, 2003. Although, Messrs. Stoneman and Posner fully exercised those options in fiscal 2003 and fiscal 2005, respectively, we have not granted any more options to either of them, except for one option to purchase 7,500 shares issued to Mr. Stoneman in fiscal 2004.

       In September 2003, we awarded increases in the base salaries of Messrs. Posner and Stoneman for the first time since they became employed by the company in 1999. Those increases, which became effective at the beginning of fiscal 2004, elevated Mr. Posner's base salary from $200,000 to $230,000, and Mr. Stoneman's base salary from $120,000 to $140,000. In September 2005, we once again decided to increase the base salaries of these two key executives. Based upon the outstanding improvement in the company's business and financial condition during fiscal 2004 and 2005, we increased Mr. Posner's base salary to $250,000 and Mr. Stoneman's base salary to $150,000, in both cases with effect from the beginning of fiscal 2006.

       Management allocates two annual bonus pools, one for Mikron's US employees, and one for its European employees, in each year in which the company generates profits. The two pools apply to all executive and non-executive employees. The allocation of bonuses within each pool to all US non-executive employees, and to all European employees, is undertaken by the company's Chief Executive Officer. After all of those allocations are made, if any funds remain unallocated, this Committee determines whether any of the US executives shall receive any cash bonuses. In fiscal 2005, the aggregate US bonus pool amounted to $156,000. After all allocations to non-executives had been made, a total of $47,000 remained in the pool. In recognition of the substantial benefits that Mikron and its shareholders derived from the company's performance in fiscal 2005, this committee authorized the payment of bonuses to Messrs. Posner, Stoneman and Kohmescher in the amounts of $22,000, $10,000 and $15,000, respectively. In addition to the bonus to be paid to Mr. Posner from the US bonus pool, we augmented that award with a non-pool bonus of $13,000 to be paid to Mr. Posner in fiscal 2006.

James L. Hamling, Chairman
William J. Eckenrode
Lawrence C. Karlson

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

       In May 1999, Gerald D. Posner and Dennis Stoneman, our President and Executive Vice President, respectively, entered into four year employment agreements with us which provided for the payment of annual salaries of $200,000 and $100,000, respectively, subject to such merit increases and bonus awards, in each case, as our Board, or the Board's Compensation Committee, determined to grant. In accordance with those agreements, each of Messrs. Posner and Stoneman was granted options under the Plan to purchase 171,428 shares of common stock at an exercise price of $1.00 per share. Those options became fully vested on May 15, 2003 and they were fully exercised. The employment agreements were amended so that they will continue in effect until May 16, 2007. However, in the event that Mr. Stoneman decides to retire, he may terminate his employment at any time after May 16, 2006. In fiscal 2003 and in fiscal 2005, the Compensation Committee of the Board awarded merit increases in the base salaries payable to Messrs. Posner and Stoneman. Those most recent increases, which became effective at the beginning of fiscal 2006, raised Mr. Posner's and Mr. Stoneman's base salaries to $250,000 and $150,000, respectively. During Fiscal 2005, Messrs. Posner and Stoneman received bonuses of $22,000 and $10,000, respectively. Mr. Posner was awarded an additional bonus of $13,000 in fiscal 2005 payable in fiscal 2006.

EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding the compensation we paid during each of our last three fiscal years to our Chief Executive Officer and to each of our other executive officers who received salary and bonus payments in excess of $100,000 during those years (collectively, the “Named Executive Officers”). We did not pay any compensation that would qualify as payouts pursuant to long-term incentive plans (“LTIP Payouts”), or “All Other Compensation” and we did not issue any SARs during that period of time.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options(#)
Gerald D. Posner, CEO	2005	$250,000	$22,000	$6,000	(1)	(3)
Gerald D. Posner, CEO	2004	230,000	17,500	6,000	(1)
Gerald D. Posner, CEO	2003	208,000	17,500
Keikhosrow Irani, CTO	2005	155,000		11,095	(2)
Keikhosrow Irani, CTO	2004	155,000		17,000	(2)
Keikhosrow Irani, CTO	2003	150,000		11,000	(2)
Dennis Stoneman, EVP	2005	150,000	10,000	10,200	(1)
Dennis Stoneman, EVP	2004	140,000	18,666	6,000	(1)	7,500(3)
Dennis Stoneman, VP	2003	120,000	10,000	6,000	(1)
Paul A. Kohmescher, CFO	2005	110,760	15,000	5,000	(1)	(4)
Paul A. Kohmescher, CFO	2004	106,316	12,500	5,000	(1)
Paul A. Kohmescher, CFO	2003	98,402	10,000	5,000	(1)

(1)	Represents the amount of a car allowance received by this executive.

(2)	Mr. Irani has company paid life insurance and a car allowance.

(3)	Does not include compensation derived from the exercise of an option to purchase 171,428 shares of common stock granted in 1999 pursuant to this executive's employment agreement. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(4)	Does not include compensation derived from the exercise of an option to purchase 20,000 shares of common stock granted in 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

       The company did not grant any options or SARs to any of the Named Executive Officers during the fiscal year ended October 31, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

       The following table sets forth certain information regarding the named executive officers who exercised their Plan options during the fiscal year ended October 31, 2005:

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at FY-End($) Exercisable/Unexercisable
Gerald D. Posner, CEO	171,428	$852,854	0/0	$0
Paul A. Kohmescher, CFO	20,000	$131,300	0/0	$0

EQUITY COMPENSATION PLAN INFORMATION

       The following table sets forth, as of the end of our fiscal year ended October 31, 2005, information regarding all compensation plans (including individual compensation arrangements) under which any of our equity securities have been authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants or rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	67,500	$5.540	279,284
Equity compensation plans not approved by security holders	0	—	0

Total	67,500	$5.540	279,284

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       We had no reportable relationships or related transactions in Fiscal 2004 or 2005.

REPORT OF THE AUDIT COMMITTEE

       The operations of this Committee are governed by a written charter. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

       The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by Mikron to any governmental body or the public,

•	Mikron's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and

•	Mikron's auditing, accounting and financial reporting processes generally.

       This Committee performs its oversight regarding Mikron's financial reporting obligations by engaging in dialogs with management and with BDO Seidman, LLP, Mikron's independent public accounting firm during the fiscal year ended October 31, 2005. The discussions in which we engage pertain to issues germane to the preparation of Mikron's quarterly and annual financial statements, and the conduct and completion of the audit of Mikron's annual financial statements.

       This Committee has reviewed and discussed Mikron's consolidated annual financial statements with management and with representatives of BDO Seidman, LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with Mikron's independent public accounting firm pursuant to Statement of Accounting Standards No. 61, as amended, “Communication with Audit Committees.”

       BDO Seidman, LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and we discussed the question of BDO Seidman, LLP's independence with representatives of that firm.

       Based upon those reviews and discussions, and the report of BDO Seidman, LLP regarding its audit of Mikron's financial statements for the fiscal year ended October 31, 2005, this Committee recommended to Mikron's Board of Directors that such audited financial statements be included in the Annual Report on Form 10-KSB that Mikron filed with respect to that fiscal year.

       All of the non-audit services provided by BDO Seidman, LLP during fiscal 2005, and the fees and costs incurred in connection with those services, were pre-approved by this Committee in accordance with our policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below at Proposal No. 2.) Before approving the retention of BDO Seidman, LLP for these non-audit services, this Committee considered whether such retention was compatible with maintaining BDO Seidman, LLP's auditor independence. In reliance on the reviews and discussions with management and BDO Seidman, LLP referred to above, this Committee believes that the non-audit services provided by BDO Seidman, LLP were compatible with, and did not impair, BDO Seidman, LLP's auditor independence.

William J. Eckenrode (Chairman)
James L. Hamling
Lawrence C. Karlson

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

       At the Annual Meeting, our shareholders will be asked to ratify the Board's appointment of BDO Seidman, LLP (“Seidman”) as our independent public accounting firm for the fiscal year ending October 31, 2006. It is expected that a representative of Seidman will be present at the meeting.

Fees paid to BDO Seidman, LLP

	Fiscal Years Ended October 31,
	2005	2004
Audit Fees(1)	$104,505	$109,075
Audit-related fees(2)	9,227	30,800
Tax Fees(3)	30,139	37,750

Total	$143,871	$177,625

(1)	Audit services of BDO Seidman, LLP consisted of the audit of our consolidated financial statements, and quarterly review of our financial statements and filings with the SEC.

(2)	Includes consultations on accounting matters.

(3)	Includes services of BDO Seidman, LLP for tax compliance in the US and for our IMPAC Companies in Germany.

       Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm.

       Beginning in fiscal 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent public accounting firm in accordance with this pre-approval requirement, and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent public accounting firm.

       The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 and proxies solicited by the Board of Directors will be so voted unless shareholders specify on their proxy card a contrary choice.

OTHER MATTERS

Shareholder Proposals and Director Nomination Recommendations

       Our shareholders may submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in our 2007 proxy statement. We must receive all submissions no later than December 4, 2006. If the date of the 2007 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the May 3, 2007 anniversary of the 2006 annual meeting, a shareholder must submit any such proposal or nomination recommendation no later than the close of business on the later of the 90th day prior to the 2007 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The shareholder's submission must include certain specified information concerning the proposal or recommended nominee, as the case may be, and information as to the shareholder's ownership of our stock. We will not entertain any proposals or nomination recommendations at the annual meeting that do not meet these requirements. If the proposing or recommending shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination recommendation. Any proposal or director nomination recommendation that a shareholder would like to make must be submitted by mail, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934. Such submissions should be addressed to Steven D. Dreyer, Esq., Corporate Secretary, Mikron Infrared, Inc., 16 Thornton Road, Oakland, New Jersey 07436. We strongly encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

       Submitting a shareholder proposal or director nomination recommendation does not guarantee that we will include it in our proxy statement. The Nominating Committee reviews all shareholder proposals and director nomination recommendations and makes recommendations to the Board for action on such matters. For information on recommending individuals for consideration as director nominees, see “Corporate Governance, Director Candidates” at page 7.

Compliance with Section 16(a) of the Exchange Act

       Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms furnished to us, we believe that all of those filing requirements were complied with by our executive officers and directors during fiscal 2005, except as follows: As a result of an oversight on our part, we did not file an initial statement of beneficial ownership of securities on SEC Form 3 for Mr. Hamling, who first became a director in May 2005 upon his election at our 2005 annual meeting of shareholders. We also failed to file a statement of changes in beneficial ownership on SEC Form 4 when we issued an option in July 2005 to Mr. Hamling under our Plan. We corrected our oversights in that regard by filing an annual statement of beneficial ownership of securities on SEC Form 5 for Mr. Hamling in January 2006.

Annual and Quarterly Reports to Shareholders

       Our Annual Report to Shareholders consisting of a letter from our Chief Executive Officer, our Annual Report on Form 10-KSB for the year ended October 31, 2005, including audited financial statements and our quarterly report on Form 10-Q for the quarter ended January 31, 2006 have been mailed to our shareholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

Other Matters Coming Before the Meeting

       The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matter is properly brought before the meeting or any adjournments thereof, and we did not receive notice of that matter on or before February 17, 2006, or if the date of the meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the April 26, 2006 anniversary of the 2005 annual meeting, on or before 10th day following the date on which the date of the meeting is first publicly made, then as to that matter, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received in accordance with their best judgment.

By order of the Board of Directors

STEVEN D. DREYER Secretary

April 3, 2006
Oakland, New Jersey

MIKRON INFRARED, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Mikron Infrared, Inc.

The undersigned holder of the $.003 par value common stock (the “Common Shares”) of Mikron Infrared, Inc. (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), and does appoint Gerald D. Posner, Dennis L. Stoneman and Keikhosrow Irani, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of the Company located at 16 Thornton Road, Oakland, N.J., on May 3, 2006, at 11:00 A.M., or at any adjournment or adjournments thereof, and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

(Continued and to be signed on the reverse side)

Annual Meeting of Shareholders of
MIKRON INFRARED, INC.
May 3, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

â Please detach along perforated line and mail in the envelope provided â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as Directors to serve until the Annual Meeting to be held in 2007, the Nominees listed below:

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending October 31, 2006.

3. To transact such other business as may properly come before the meeting.

					FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	For all nominees	¡	NOMINEES Lawrence C. Karlson (Chairman)
		¡	William J. Eckenrode		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	Withhold authority	¡	James L. Hamling
	for all nominees	¡	Keikhosrow Irani
		¡	Gerald D. Posner
		¡	Henry M. Rowan	I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.
☐	For all except	¡	Dennis L. Stoneman
(see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder			Date	Signature of Shareholder	Date

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.